As filed with the Securities and Exchange Commission on June 11, 2013

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AURICO GOLD INC.
(Exact name of Registrant as specified in its charter)

Ontario, Canada	1040	Not Applicable
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

110 Yonge Street, Suite 1601
Toronto, Ontario, Canada M5C 1T4
(647) 260-8880
(Address and telephone number of Registrant's principal executive offices)

DeConcini McDonald Yetwin & Lacy, P.C.
2525 E. Broadway Blvd., Ste 200
Tucson, AZ 85716
(520) 322-5000
(Name, address and telephone number of agent for service in the United States)

Copies to:
Riccardo A. Leofanti
Skadden, Arps, Slate, Meagher & Flom LLP
222 Bay Street, Suite 1750
Toronto, Ontario, Canada
M5K 1J5
(416) 777-4700

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Proposed	Amount of
Securities to Be Registered	Offering Price	Maximum Aggregate	Registration Fee
	Per Unit(2)	Offering Price(2)
Common Shares (including rights)(1)	$5.31	$10,089,000	$1,376.14

(1)

Each Common Share is accompanied by a Common Share purchase right (the "Rights") pursuant to the Amended and Restated Shareholder Rights Plan Agreement, dated as of May 12, 2013 (the "Rights Plan"), between the Corporation and Computershare Investor Services Inc., as rights agent. Until the occurrence of certain events specified in the Rights Plan, the Rights will not be exercisable or evidenced separately from the Common Shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sale prices of the Common Shares reported on the New York Stock Exchange on June 5, 2013.

PROSPECTUS

Dividend Reinvestment Plan

1,900,000 Common Shares

AuRico Gold Inc.

Pursuant to a Dividend Reinvestment Plan (the “Plan”), AuRico Gold Inc. (“AuRico”, the “Corporation”, “we” or “us”) is offering its shareholders ("Shareholders") the ability to purchase additional common shares (“Common Shares”) by automatically reinvesting all of the cash dividends paid on their Common Shares. The Plan provides Shareholders with an economical and convenient way to purchase additional Common Shares.

The Common Shares are listed on the New York Stock Exchange (the “NYSE”) and on the Toronto Stock Exchange (the “TSX”) under the symbol “AUQ.” On June 7, 2013, the last reported trading price of the Common Shares was US$5.11 on the NYSE and Cdn$5.20 on the TSX.

Common Shares distributed under the Plan will, at the Corporation's option, either be Common Shares issued by the Corporation (which may be issued at a discount not to exceed 5% from the Average Market Price (as defined herein)) or be Common Shares purchased by the Plan Agent (as defined herein) on the open market through the facilities of the NYSE, or a combination of both, and, in each case, in the manner specified herein.

Participation in the Plan is voluntary and Shareholders may commence or terminate their participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner.

Investing in the Common Shares involves risks. See “Risk Factors” on page 4 of this prospectus for a discussion of certain factors relevant to an investment in the Common Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2013.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file reports with and furnish other information to the U.S. Securities and Exchange Commission (the “Commission”). Under the multi-jurisdictional disclosure system adopted by the United States and Canada, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States. We are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, we are not required to publish financial statements as frequently or as promptly as U.S. companies.

The reports and other information we file with or furnish to the Commission in accordance with the Exchange Act can be inspected and copied, at prescribed rates, at the public reference room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for more information on the operation of the public reference room. The Commission maintains a website at www.sec.gov that contains reports and other information that we file or furnish electronically with the Commission. You can also find information about the Corporation on our website at www.auricogold.com. Any information that is included on or linked to our website is not a part of this prospectus.

We have filed under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), a registration statement on Form F-3 relating to the Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the Common Shares, you are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan that is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the Commission. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the Commission will automatically update and supersede that information. The following documents, which we have filed with or furnished to the Commission, are specifically incorporated by reference into this prospectus:

  our Annual Report on Form 40-F for the year ended December 31, 2012, which contains our audited consolidated financial statements for such fiscal year;

  the current reports on Form 6-K filed by us with the Commission on January 31, 2013 (excluding Exhibit 99.1), April 2, 2013 (excluding Exhibits 99.1, 99.2 and 99.3), April 18, 2013 (excluding Exhibit 99.2), and May 10, 2013 (excluding Exhibit 99.3); and

  the description of the Common Shares contained in the Registration Statement of the Corporation on Form 40-F, filed with the Commission on July 17, 2003 under Section 12 of the Exchange Act, including any amendment or report updating such description.

In addition, all subsequent Annual Reports on Form 40-F, Form 20-F or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering are hereby deemed to be incorporated by reference into this prospectus. Also, we may incorporate by reference our future Current Reports on Form 6-K subsequent to the date of this prospectus by stating in such Reports that they are being incorporated by reference into the registration statement of which this prospectus forms a part.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated by reference in this prospectus. Requests for copies should be directed to AuRico Gold Inc. at 110 Yonge Street, Suite 1601, Toronto, Ontario, Canada, M5C 1T4 (647) 260-8880.

You may also inspect information about AuRico Gold Inc. at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other later filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES IN THE UNITED STATES

We are a corporation incorporated under, and governed by, the Business Corporations Act (Ontario) (the “OBCA”). A majority of our directors and officers, and the experts named in this prospectus, including the documents incorporated by reference herein, are residents of Canada or otherwise reside outside the United States, and a substantial portion of their assets and our assets are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States, or to realize in the United States upon judgments of the courts of the United States that are based on the civil liability provisions of the United States federal securities laws. It may also be difficult for investors to bring an action in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

RISK FACTORS

Before you decide to participate in the Plan and invest in Common Shares, you should be aware of the following material risks in making such an investment. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and the risks described below may adversely affect our business in ways we have not described or do not currently anticipate. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to Our Corporation and Our Business

You should consider carefully the information in this prospectus together with all information incorporated by reference in this prospectus, including the risks set forth in the section “Risk Factors” in our Annual Report on Form 40-F before you decide to participate in the Plan and purchase Common Shares.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you elect to have your distributions reinvested.

The price of the Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained and incorporated by reference into this prospectus constitute “forward-looking statements.” When used in this prospectus or the documents incorporated by reference herein, the words “may,” “expect,” “plan,” “anticipate,” “estimate,” “forecast,” “outlook,” “potential,” “continue,” “should,” “likely” or the negative of these terms or other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not statements of historical fact but reflect expectations, estimates and projections.

Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results or events to differ materially from current expectations. Some of the risks and other factors which could cause actual results to differ materially from those expressed in the forward-looking statements contained in this prospectus and the documents incorporated by reference herein include, but are not limited to:

  uncertainty of production and cost estimates;

  fluctuations in the price of gold;

  changes in foreign exchange rates (particularly the Canadian dollar, Mexican peso and U.S. dollar);

  the uncertainty of replacing depleted reserves;

  the risk that the Young-Davidson and El Chanate mines may not perform as planned;

  changes in national and local government legislation in Canada, Mexico and other jurisdictions in which the Corporation may carry on business in the future;

  risks of obtaining necessary licenses, permits, authorizations and/or approvals from the appropriate regulatory authorities for the Kemess Underground Project;

  contests over title to properties;

  the speculative nature of mineral exploration and development;

  risks related to aboriginal title claims;

  compliance risks with respect to current and future environmental laws and regulations;

  disruptions affecting operations;

  business opportunities that may be pursued by the Corporation;

  employee relations;

  availability of and increased costs associated with mining inputs and labor;

  uncertainty with the Corporation's ability to secure capital to execute its business plans;

  any decision to declare a quarterly dividend;

  the effect of future financings;

  litigation;

  risk of loss due to sabotage and civil disturbances;

  the impact of global liquidity and credit availability and the values of assets and liabilities based on projected future cash flows;

  risks arising from holding derivative instruments;

  risks arising from the absence of hedging;

  adequacy of internal control over financial reporting;

  changes in our credit rating; and

  the impact of inflation.

Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this prospectus or any document incorporated by reference into this prospectus. Such statements are based on a number of assumptions that may prove to be incorrect, including, but not limited to, assumptions about:

  general business and economic conditions;

  commodity prices and the price of key inputs such as labor, fuel and electricity;

  credit market conditions and conditions in financial markets generally;

  production levels, development rates and the costs for each;

  our ability to procure equipment and supplies in sufficient quantities and on a timely basis;

  the timing of the receipt of permits and other regulatory and governmental approvals for our projects and operations;

  our ability to obtain, comply with and renew permits in a timely manner;

  our ability to attract and retain skilled employees and contractors for our operations;

  the accuracy of our mineral reserve and mineral resource estimates and the geological, development and operational decisions that are derived therefrom;

  the impact of changes in currency exchange rates on our costs and results;

  interest rates;

  tax benefits and tax rates; and

  our ongoing relations with our employees and business partners.

You are cautioned that the foregoing list of factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions with respect to us and the Common Shares, you should carefully consider the foregoing factors and other uncertainties and potential events. No assurance can be given that the expectations reflected in the forward-looking statements contained or incorporated by reference in this prospectus will prove to be correct. Furthermore, the forward-looking statements are made as of the date of the document in which they appear and we do not undertake any obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. The forward-looking statements contained in this prospectus, including the documents incorporated by reference herein, are expressly qualified by this cautionary statement.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING
RESOURCE AND RESERVE ESTIMATES

This prospectus and the documents incorporated by reference have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included in this prospectus and the documents incorporated by reference have been prepared in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101. These definitions differ from the definitions in the Commission's Industry Guide 7 (“Industry Guide 7”) under the U.S. Securities Act. Under Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the Commission. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. You are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the Commission normally only permits issuers to report mineralization that does not constitute “reserves” by Commission standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this prospectus and the documents incorporated by reference containing descriptions of our mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

PRESENTATION OF FINANCIAL INFORMATION

The Corporation prepares its consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

OVERVIEW OF THE CORPORATION

General

AuRico Gold Inc. is a Canadian gold producer with mines and projects in North America and a head office in Toronto. The Corporation's core operations include the Young-Davidson mine in Ontario, Canada, which declared commercial production on September 1, 2012, and the El Chanate mine in Sonora, Mexico. The Corporation's project pipeline also includes advanced exploration opportunities in Mexico and Canada. Projects include the Kemess Underground Project, a gold-copper deposit in northern British Columbia, Canada, and a 50% joint venture interest in the Orion Project in Nayarit, Mexico.

AuRico is incorporated under the OBCA. Our registered and executive office is located at 110 Yonge Street, Suite 1601, Toronto, Ontario, M5C 1T4, and our Common Shares are listed on the TSX (AUQ) and the NYSE (AUQ).

For further information regarding us, our subsidiaries and our business activities, see the documents incorporated by reference herein.

USE OF PROCEEDS

The net proceeds from the sale of the Common Shares in connection with a Treasury Purchase (as defined herein) will be principally used for general corporate purposes. We have no basis for estimating the number of Common Shares that may be issued under the Plan in connection with a Treasury Purchase. We will not receive any proceeds from Common Shares purchased through a Market Purchase (as defined herein).

QUESTIONS AND ANSWERS ABOUT THE PLAN

The following series of questions and answers explains certain features of the AuRico Gold Inc. Dividend Reinvestment Plan.

The answers set forth below are of a summary nature only and are expressly subject to the complete text of the Plan. Shareholders of the Corporation should carefully read the complete text of the Plan before making any decisions regarding participation in the Plan.

Capitalized terms herein used but not otherwise defined shall have the meaning attributed under "The Plan."

What is the Plan?

The Plan permits Shareholders to automatically reinvest all cash dividends paid on their Common Shares in additional Common Shares. Common Shares distributed under the Plan will, at the option of the Corporation, be purchased by the Plan Agent from the Corporation or in the open market on the NYSE, or a combination of both and, in each case, in the manner specified in the Plan. Common Shares acquired under the Plan will be automatically enrolled in the Plan.

Is participation in the Plan required?

Shareholders are not required to participate in the Plan. Shareholders that do not participate in the Plan will continue to receive any cash dividends in the normal course.

What are the advantages of the Plan?

The Plan offers Shareholders a convenient and cost-effective means to purchase Common Shares (which may be discounted as further described in the question titled "What will be the price of Plan Shares purchased for my account under the Plan?") through the reinvestment of cash dividends paid on their Common Shares, without charge (in the case of Registered Shareholders) for any commissions, service charges or brokerage fees under the Plan (see the question titled "What are the costs of participating in the Plan?"). In addition, full reinvestment of funds for Registered Shareholders is possible under the Plan because the Plan permits fractional Common Shares (to three decimal places), as well as whole Common Shares, to be credited to accounts of Shareholders that participate in the Plan. The crediting of fractional Plan Shares in favour of Beneficial Owners who participate in the Plan through a Nominee, CDS or DTC, will depend on the policies of that Nominee, CDS or DTC, respectively.

Is the Plan available to all Shareholders?

Subject to details further outlined in the Plan, all Registered Shareholders and Beneficial Owners of Common Shares who are resident in Canada or in the United States can participate in the Plan. A Shareholder that is resident in a jurisdiction other than Canada or the United States can also participate in the Plan, subject to any restrictions of laws in such Shareholder’s jurisdiction of residence and provided such laws do not subject the Corporation or the Plan to any additional legal, regulatory, filing or registration requirements.

The Corporation and the Plan Agent also reserve the right to refuse or terminate participation in the Plan in certain circumstances, which are described in the Plan.

How do I participate in the Plan?

Registered Shareholder

If you are a Registered Shareholder (other than CDS or DTC) and wish to enroll all (but not less than all) of your Common Shares in the Plan, you must duly complete the Reinvestment Enrollment Participant Declaration form online through the Plan Agent's self-service web portal at www.investorcentre.com/auricogold, or by downloading and duly completing the Enrollment Form and delivering it to the Plan Agent by mail in the manner provided for in the question titled "Where can I get further information?" Registered Shareholders may also obtain an Enrollment Form by contacting the Plan Agent in any of the manners specified in the question titled "Where can I get further information?" or by following the instructions provided on the Corporation’s website at www.auricogold.com.

Beneficial Owners of Common Shares

Beneficial Owners of Common Shares registered in the name of CDS, DTC or a Nominee may not directly enroll in the Plan in respect of those Common Shares, but must instead, at their own cost, either (i) transfer the Common Shares into their own name and then enroll such Common Shares in the Plan directly, in the manner provided in the Pan, or (ii) make appropriate arrangements with the Nominee who holds their Common Shares to enroll in the Plan on their behalf.

CDS Participants and DTC Participants holding Common Shares on behalf of Beneficial Owners registered through CDS or DTC must arrange for CDS or DTC, as applicable, to enroll such Common Shares in the Plan on behalf of such Beneficial Owners in respect of each Dividend Payment Date.

When must the Plan Agent receive an Enrollment Form for it to be effective?

You can enroll in the Plan at any time; however, there are certain time restrictions with respect to when your enrollment will take effect. Please see the Plan for further important details.

How and when does the Plan Agent purchase Plan Shares under the Plan?

Common Shares purchased under the Plan are “Plan Shares”. The Plan Shares acquired by the Plan Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued by the Corporation (a “Treasury Purchase”) (which may be discounted as further described in the question titled "What will be the price of Plan Shares purchased for my account under the Plan?") or be Common Shares acquired on the open market through the facilities of the NYSE as further provided in the Plan (in each instance, a “Market Purchase”), or a combination of both Treasury Purchases and Market Purchases.

With respect to a Market Purchase, the Plan Agent will acquire the applicable aggregate number of Market Purchase Shares, in the manner provided for in the Plan, on the applicable Dividend Payment Date or such other date or dates as soon as practicable within three (3) Trading Days immediately after the Dividend Payment Date unless otherwise directed by the Corporation.

With respect to a Treasury Purchase, the Plan Agent will purchase Treasury Purchase Shares from the Corporation on the applicable Dividend Payment Date.

What will be the price of Plan Shares purchased for my account under the Plan?

Market Purchase Shares

The price of Market Purchase Shares, which shall be purchased on the NYSE in the manner provided for in the Plan, will be 100 percent of the average purchase price in U.S. dollars of all Common Shares purchased by the Plan Agent pursuant to Market Purchases on behalf of the Participants in respect of such Dividend Payment Date (in respect of the Market Purchase Shares, the “Average Market Price”).

Treasury Purchase Shares

Subject to the following paragraphs of this question, the price allocated to each Plan Share, or fraction thereof, acquired by the Plan Agent through a Treasury Purchase will be 100 percent of the volume weighted average price (in U.S. dollars) of the Common Shares traded on the NYSE during the last five Trading Days preceding the relevant Dividend Payment Date (in respect of Treasury Purchase Shares, the “Average Market Price”).

The board of directors of the Corporation may, in its sole discretion, at any time, determine that Treasury Purchase Shares issuable in respect of such dividend payment are to be issued at a discount to the Average Market Price (such discount not to exceed five (5) percent). Participants will be notified by way of news release as to any such discount to the Average Market Price and until so notified, the Treasury Purchase Shares will not be issued at a discount to the Average Market Price.

In the event that the Board determines Treasury Purchase Shares are to be issued at a discount to the Average Market Price, such discount will apply in respect of Treasury Purchase Shares, if any, until such time as the Board, in its sole discretion, determines to further change or eliminate the discount then applicable in respect of Treasury Purchase Shares. Participants will be notified of any further change by way of news release.

What are the costs of participating in the Plan?

Participants will not be responsible for any brokerage commissions, administration costs or other service charges in connection with the purchase by the Plan Agent of Plan Shares on behalf of the Participants. All such costs will be paid by the Corporation.

Beneficial Owners who wish to participate in the Plan through the Nominee who holds their Common Shares should consult that Nominee to confirm what fees the Nominee may charge to enroll such Beneficial Owners’ Common Shares in the Plan on their behalf or whether the Nominee’s policies might result in any costs otherwise becoming payable by such Beneficial Owners.

Participants who elect to use certain services that may be provided by the Plan Agent under the Plan will incur fees rendered by the Plan Agent. Such fees shall be arranged directly between the Plan Agent and Participant.

Will certificates be issued for Plan Shares purchased for me under the Plan?

All Plan Shares purchased under the Plan for Participants other than CDS or DTC will be registered in the name of the Plan Agent or its nominee. The number of Plan Shares held by each such Participant under the Plan (less the Plan Shares which have previously been withdrawn from the Plan) will be shown on each statement of account to be provided under the Plan.

Certificates or DRS Advices for Plan Shares will only be issued to eligible Participants if the Plan is terminated by the Corporation, participation in the Plan is terminated by a Participant or by the Corporation, a Participant withdraws all or any portion of its Plan Shares from its account, or upon the death of the Participant. Certificates or DRS Advices will only be issued in the name of the applicable eligible Participant, or, in certain circumstances, Plan Shares may, where allowed for or permitted by applicable law and subject to the eligibility and participation by the Corporation, from time to time, in any applicable direct registration system, be electronically issued without a certificate as soon as practicable following the relevant event. No person shall be entitled to receive a certificate or DRS Advice, by way of electronic issuance or otherwise, for any fraction of a Plan Share.

What kind of statements will I receive if I participate in the Plan?

An account will be maintained by the Plan Agent for each Participant with respect to purchases of Plan Shares under the Plan for the account of such Participant. An unaudited statement regarding purchases under the Plan will be mailed on a quarterly basis to each Participant setting out, among other things, the number of Plan Shares purchased through the Plan, the applicable purchase price per Plan Share and the amount of any applicable withholding tax. These statements are a Participant’s continuing record of purchases of Plan Shares made on behalf of such Participant pursuant to the Plan and should be retained for income tax purposes.

Participants are responsible for calculating and monitoring their own adjusted cost base in Common Shares for Canadian federal income tax purposes, and for calculating and monitoring their own adjusted tax basis in Common Shares for U.S. federal income tax purposes, as certain averaging and other rules may apply and such calculations may depend on the cost of other Common Shares held by a Participant and certain other factors.

Beneficial Owners who are enrolled in the Plan through a Nominee may or may not be provided with such reports or forms from their Nominee.

Will Common Shares that are enrolled in the Plan continue to be enrolled? What about Plan Shares that are acquired under the Plan?

Common Shares enrolled by a Participant (other than CDS or DTC) in the Plan will remain enrolled in and will automatically continue to be enrolled in the Plan until such time as the Plan is terminated by the Corporation or until the Participant’s enrollment is terminated by or on behalf of the Participant or by the Corporation.

The Plan Shares acquired under the Plan for the account of the Participant will automatically be enrolled in the Plan.

All Common Shares purchased by a Participant outside of the Plan and registered in exactly the same manner as Common Shares enrolled in the Plan will be automatically enrolled in the Plan. Common Shares purchased by a Participant outside of the Plan that are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan. Participants are advised to contact the Plan Agent in the event that the Participant wishes to enroll such additional Common Shares in the Plan.

Once I have enrolled in the Plan, can I withdraw Plan Shares? Can I sell Plan Shares?

Withdrawals

Participants may withdraw some or all of their whole Plan Shares without terminating from the Plan by duly completing the withdrawal portion of the voucher located on the reverse of the Participant’s periodic statement of account and sending the completed voucher to the Plan Agent or by following the instructions online through the Plan Agent’s self-service web portal, Investor Centre, at www.investorcentre.com/auricogold.

Beneficial holders of Common Shares who participate in the Plan must contact their Nominee who holds their Common Shares in order to withdraw their Common Shares from participation in the Plan.

Sales of Plan Shares by Plan Agent on the Participant’s Behalf

Participants who wish to sell, pledge, hypothecate, assign, or otherwise dispose of or transfer all or any portion of their Plan Shares must withdraw such shares from the Plan in the manner specified above prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

Beneficial holders of Common Shares who participate in the Plan must contact their Nominee who holds their Common Shares in order to determine the procedures for the sale of their Plan Shares.

How can I terminate my participation under the Plan?

Participants may terminate their participation in the Plan at any time by duly completing and signing the termination portion of the voucher located on the reverse of the Participant statement of account and sending such completed voucher to the Plan Agent by 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding the Dividend Record Date or by following the instructions at the Plan Agent’s Investor Centre web portal, at www.investorcentre.com/auricogold.

If a notice of termination is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date, the Participant’s account will not be closed, and the Participant’s enrollment in the Plan will not be terminated, until after the Dividend Payment Date to which that Dividend Record Date relates.

Where can I get further information?

If you have any questions regarding the Plan, please direct them to the Plan Agent or to the Corporation as follows:

Computershare Trust Company of Canada	AuRico Gold Inc.
100 University Avenue, 8th Floor, North Tower	110 Yonge Street, Suite 1601
Toronto, Ontario M5J 2Y1	Toronto, Ontario M5C 1T4
Attention: Dividend Reinvestment Department	Attention: Manager, Corporate Affairs

Telephone: 1-800-564-6253 (Toll Free – Canada and	Telephone: 1-647-260-8880
United States) or 1-514-982-7555 (Outside North America)	Facsimile: 1-647-260-8881

Website: www.investorcentre.com/service

THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. The Plan will be effective as of June 10, 2013.

Purpose

The Plan permits holders of Common Shares to automatically reinvest all cash dividends paid on their Common Shares in additional Common Shares. Common Shares distributed under the Plan will, at the option of the Corporation, be purchased by the Plan Agent from the Corporation or in the open market on the NYSE, or a combination of both and, in each case, in the manner specified herein.

Definitions

Unless the context otherwise requires, capitalized terms used in the Plan have the following definitions:

“Average Market Price” has, as the context dictates, the meaning set out in the Section titled "—Purchase of Common Shares Under the Plan—Price of Market Purchase Shares", or the Section titled "—Purchase of Common Shares Under the Plan—Price of Treasury Purchase Shares";

“Beneficial Owner” means a beneficial owner of Common Shares that are registered in the name of CDS, DTC or a broker, investment dealer, financial institution or other nominee;

“Board” means the Board of Directors of the Corporation, as it may be constituted from time to time;

“Business Day” means any day on which the Plan Agent’s offices are generally open for the transaction of commercial business, but does not in any event include a Saturday, Sunday, or any day on which major banks are closed for business in Toronto, Ontario, or a day on which the NYSE is not open for trading;

“CDS” refers to CDS Clearing and Depository Services Inc., which acts as a nominee for certain CDS Participants;

“CDS Participants” refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the CDS depository service;

“Common Shares” means the common shares in the capital of the Corporation;

“Corporation” means AuRico Gold Inc.;

“Dividend Payment Date” means a date on which cash dividends are paid on Common Shares;

“Dividend Record Date means a record date for the payment of cash dividends on Common Shares;

“DRS Advice” means Direct Registration System Advice, a record of the security transaction affecting a securityholder's account on the books of an issuer as part of the Direct Registration System;

“DTC” means The Depository Trust Company (or its nominee), which acts as nominee for certain DTC Participants;

“DTC Participants” refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the DTC depository service;

“Enrollment Form” has the meaning set out in the Section titled "—Participation in the Plan—Enrollment – Registered Shareholders";

“Market Purchase” has the meaning set out in the Section titled "—Purchase of Common Shares Under the Plan—Source of Plan Shares";

“Market Purchase Shares” means Plan Shares acquired by the Plan Agent pursuant to a Market Purchase;

“Nominees” refers to brokers, investment dealers, financial institutions or other nominees (other than CDS or DTC) who hold Common Shares registered in their own names on behalf of Beneficial Owners and who are acting on behalf of such Beneficial Owners hereunder;

“Participants” means Registered Shareholders who, on the applicable Dividend Record Date, have their Common Shares enrolled in the Plan; provided, however, that CDS, DTC and Nominees, as the case may be, shall be Participants only to the extent that CDS, DTC or the Nominees, respectively, have enrolled in the Plan on behalf of Beneficial Owners;

“Plan” means this AuRico Gold Inc. Dividend Reinvestment Plan, as it may be amended or supplemented from time to time;

“Plan Agent” means Computershare Trust Company of Canada, or such other agent as may be appointed by the Corporation from time to time to administer the Plan;

“Plan Shares” has the meaning set out in the Section titled "—Purchase of Common Shares Under the Plan—Aggregation of Dividends";

“Registered Shareholder” means a registered owner of Common Shares that is shown as the holder of such Common Shares on the books or records of the Corporation;

“Shareholder” means a holder of Common Shares;

“Trading Day” means a day on which not less than 100 Common Shares were traded on the NYSE;

“Treasury Purchase” has the meaning set out in the Section titled "—Purchase of Common Shares Under the Plan—Source of Plan Shares";

“Treasury Purchase Shares” means Plan Shares acquired by the Plan Agent pursuant to a Treasury Purchase; and

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.

Participation in the Plan

Eligibility

Subject to the provisions of this Section, all Registered Shareholders and Beneficial Owners of Common Shares who are resident in Canada or in the United States can participate in the Plan. The distribution of Common Shares under the Plan is registered under the U.S. Securities Act and Common Shares are offered for sale in both Canada and the United States. Shareholders that are resident in jurisdictions other than Canada or the United States can also participate in the Plan, subject to any restrictions of laws in such Shareholder’s jurisdiction of residence and provided such laws do not subject the Corporation or the Plan to any additional legal, regulatory, filing or registration requirements.

Enrollment – Registered Shareholders

Registered Shareholders (other than CDS or DTC) may enroll all (but not less than all) of their Common Shares in the Plan by duly completing the Reinvestment Enrollment Participant Declaration form (the “Enrollment Form”) online through the Plan Agent's self-service web portal at www.investorcentre.com/auricogold, or by downloading and duly completing the Enrollment Form and delivering it to the Plan Agent by mail in the manner provided for in the Section titled "—Notices and Correspondence". Registered Shareholders may also obtain an Enrollment Form by contacting the Plan Agent in any of the manners specified in the Section titled "—Notices and Correspondence" or by following the instructions provided on the Corporation’s website at www.auricogold.com/DRIP. Each of CDS and DTC will provide separate instructions to the Plan Agent regarding the extent of its participation in the Plan on behalf of Beneficial Owners.

The Enrollment Form or instructions from CDS or DTC, as applicable, will direct (or be deemed to direct, as applicable) the Corporation to forward to the Plan Agent all cash dividends in respect of Common Shares registered in the name of the Participant that are enrolled in the Plan and will direct (or be deemed to direct, as applicable) the Plan Agent to reinvest such cash dividends, together with cash dividends in respect of Common Shares held by the Plan Agent for the Participant’s account under the Plan, in Plan Shares in accordance with the Plan.

An Enrollment Form must be received by the Plan Agent no later than 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date in order to take effect on the Dividend Payment Date to which such Dividend Record Date relates. If an Enrollment Form is received by the Plan Agent from a Registered Shareholder after that time, the enrollment will not take effect on such Dividend Payment Date and will only take effect on the next following and subsequent Dividend Payment Dates. Instructions from CDS or DTC must be received by the Plan Agent in accordance with the customary practices of CDS and DTC and as agreed to by the Plan Agent and the Corporation.

Enrollment – Beneficial Owners of Common Shares

Beneficial Owners of Common Shares registered in the name of CDS, DTC or a Nominee may not directly enroll in the Plan in respect of those Common Shares, but must instead, at their own cost, either (i) transfer the Common Shares into their own name and then enroll such Common Shares in the Plan directly, in the manner provided in the Section titled "—Participation in the Plan—Enrollment – Registered Shareholders" or (ii) make appropriate arrangements with the Nominee who holds their Common Shares to enroll in the Plan on their behalf.

Where a Beneficial Owner wishes to enroll in the Plan through a CDS Participant or a DTC Participant in respect of Common Shares registered through CDS or DTC, respectively, appropriate instructions must be received by CDS or DTC, as applicable, from the CDS Participant or DTC Participant not later than such deadline as may be established by CDS or DTC from time to time, in order for the instructions to take effect on the Dividend Payment Date to which that Dividend Record Date relates.

CDS Participants and DTC Participants holding Common Shares on behalf of Beneficial Owners registered through CDS or DTC must arrange for CDS or DTC, as applicable, to enroll such Common Shares in the Plan on behalf of such Beneficial Owners in respect of each Dividend Payment Date.

Beneficial Owners should contact the Nominee who holds their Common Shares to provide instructions regarding their participation in the Plan and to inquire about any applicable deadlines that the Nominee may impose or be subject to.

Continued Enrollment

Common Shares enrolled by a Participant (other than CDS or DTC) in the Plan will remain enrolled in and will automatically continue to be enrolled in the Plan until such time as the Plan is terminated by the Corporation or until the Participant’s enrollment is terminated by or on behalf of the Participant or by the Corporation. The Plan Shares acquired under the Plan for the account of the Participant will automatically be enrolled in the Plan.

CDS or DTC, as applicable, will provide instructions to the Plan Agent regarding the extent of its participation in the Plan, on behalf of Beneficial Owners, in respect of every Dividend Payment Date on which cash dividends otherwise payable to CDS or DTC, as applicable, as Shareholder of record, are to be reinvested under the Plan.

All Common Shares purchased by a Participant outside of the Plan and registered in exactly the same manner as Common Shares enrolled in the Plan will all be automatically enrolled in the Plan. Common Shares purchased by a Participant outside of the Plan that are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan. Participants are advised to contact the Plan Agent in the event that the Participant wishes to enroll such additional Common Shares in the Plan.

Restrictions

Subject to applicable law and regulatory policy, the Corporation reserves the right to determine, from time to time, a minimum number of Common Shares that a Participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. Without limitation, the Corporation further reserves the right to refuse participation in the Plan to, or terminate the participation of, any person who, in the sole opinion of the Corporation, is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behaviour or who has been artificially accumulating securities of the Corporation for the purpose of taking undue advantage of the Plan to the detriment of the Corporation. The Corporation may also deny the right to participate in the Plan to any person or terminate the participation of any Participant in the Plan if the Corporation deems it advisable under any laws or regulations.

Fees

Participants will not be responsible for any brokerage commissions, administration costs or other service charges in connection with the purchase by the Plan Agent of Plan Shares on behalf of the Participants. All such costs will be paid by the Corporation.

Plan Shares purchased on behalf of a Participant are either purchased directly from the Corporation, in which case there are no brokerage commissions, or purchased in the open market on the NYSE, in which case all brokerage commissions are paid by the Corporation.

Beneficial Owners who wish to participate in the Plan through the Nominee who holds their Common Shares should consult that Nominee to confirm what fees the Nominee may charge to enroll such Beneficial Owners’ Common Shares in the Plan on their behalf or whether the Nominee’s policies might result in any costs otherwise becoming payable by such Beneficial Owners.

Participants who elect to use the Plan Agent’s services pursuant to the Section titled "—Withdrawal and Disposition of Plan Shares—Withdrawal of Plan Shares" will incur fees rendered by the Plan Agent. Such fees shall be arranged directly between the Plan Agent and Participant.

The Plan Agent

Administration of the Plan

The Plan Agent has been appointed to administer the Plan on behalf of the Corporation and the Participants pursuant to an agreement between the Corporation and the Plan Agent. If the Plan Agent ceases to act as Plan Agent for any reason, another qualified entity will be designated by the Corporation to act as Plan Agent and Participants will be notified of the change.

All funds received by the Plan Agent under the Plan (which consist of cash dividends received from the Corporation) will be applied to the purchase of Plan Shares. In no event will interest be paid to Participants on any funds held for reinvestment under the Plan.

Notwithstanding the foregoing, all issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation. See the Section titled "—Miscellaneous—Rules."

Dealing in Corporation Securities

The Plan Agent or its affiliates may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of the Corporation and will not be liable to account to the Corporation or to Participants in respect of such dealings.

The Plan Agent will not exercise any direct or indirect control over the price paid for Plan Shares purchased under the Plan.

Adherence to Regulation

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking certain action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

Resignation of Plan Agent

The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Corporation and the Plan Agent, in which case the Corporation will appoint another agent as the Plan Agent.

Purchase of Common Shares Under the Plan

Aggregation of Dividends

On each Dividend Payment Date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Plan Agent. Those cash dividends, after deduction of any applicable withholding tax, will be aggregated and used by the Plan Agent to purchase Common Shares (including fractional Common Shares, calculated to three decimal places) (the “Plan Shares”) by way of a Treasury Purchase or a Market Purchase, or a combination of both, in each case in the manner specified below, on behalf of Participants. Other than determining whether such purchase shall be by way of a Treasury Purchase or a Market Purchase, as described in the Section titled "—Purchase of Common Shares Under the Plan—Source of Plan Shares," and any applicable discount to the Average Market Price, as described in the Section titled "—Purchase of Common Shares Under the Plan—Price of Treasury Purchase Shares," the Corporation shall not exercise any subsequent influence over how, when or whether the Plan Agent shall effect such purchases.

Fractional Shares

Full reinvestment is possible under the Plan as the Plan Agent will credit to the account of each Participant, on each reinvestment made under the Plan, whole and fractional Plan Shares, as applicable, calculated to three decimal places. The crediting of fractional Plan Shares in favour of Beneficial Owners who participate in the Plan through a Nominee, DTC or CDS, will depend on the policies of that Nominee, DTC or CDS, respectively.

In certain events described in the Plan, a Participant or its legal representative will be entitled to receive a cheque in payment of the value (less any applicable withholding tax) of any fractional Plan Shares remaining in the Participant’s account. Upon such payment being sent to the Participant or its legal representative, the Participant’s fractional Plan Shares will be deemed to be cancelled.

Purchase Date

With respect to a Market Purchase, the Plan Agent will acquire the applicable aggregate number of Market Purchase Shares, in the manner provided for herein, on the applicable Dividend Payment Date or such other date or dates as soon as practicable within three (3) Trading Days immediately after the Dividend Payment Date unless otherwise directed by the Corporation.

With respect to a Treasury Purchase, the Plan Agent will purchase Treasury Purchase Shares from the Corporation on the applicable Dividend Payment Date.

Crediting of Accounts

On the date of each Treasury Purchase and/or Market Purchase, the Plan Shares acquired by the Plan Agent on such date will be credited to the accounts of the Participants (or, in the case of CDS and DTC, credited by the Plan Agent to CDS and DTC, respectively, which will each in turn credit the accounts of the applicable CDS Participants or DTC Participants, respectively). The number of Treasury Purchase Shares or Market Purchase Shares or combination thereof comprising the Plan Shares acquired by the Plan Agent on each date of acquisition, credited to each Participant’s account on each such date, shall be determined, in each case, on a pro rata basis according to the relative entitlement of each Participant to Plan Shares pursuant to the Plan.

Source of Plan Shares

The Plan Shares acquired by the Plan Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued by the Corporation (which may be issued with or without a discount to the Average Market Price, as described in the Section titled "—Purchase of Common Shares Under the Plan—Price of Treasury Purchase Shares") (a “Treasury Purchase”) or be Common Shares acquired on the open market through the facilities of the NYSE as further provided herein (in each instance, a “Market Purchase”), or a combination of both Treasury Purchases and Market Purchases.

Price of Market Purchase Shares

The price of Market Purchase Shares, which shall be purchased on the NYSE in the manner provided for in the Plan, will be 100 percent of the average purchase price in U.S. dollars of all Common Shares purchased by the Plan Agent pursuant to Market Purchases on behalf of the Participants in respect of such Dividend Payment Date (in respect of the Market Purchase Shares, the “Average Market Price”).

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for Market Purchase Shares acquired under the Plan.

Price of Treasury Purchase Shares

Subject to the following paragraphs of this section, the price allocated to each Plan Share, or fraction thereof, acquired by the Plan Agent through a Treasury Purchase will be 100 percent of the volume weighted average price (in U.S. dollars) of the Common Shares traded on the NYSE during the last five Trading Days preceding the relevant Dividend Payment Date (in respect of Treasury Purchase Shares, the “Average Market Price”).

The Board may, in its sole discretion, at any time, determine that Treasury Purchase Shares issuable in respect of such dividend payment are to be issued at a discount to the Average Market Price (such discount not to exceed five (5) percent). Participants will be notified by way of news release as to any such discount to the Average Market Price and until so notified, the Treasury Purchase Shares will not be issued at a discount to the Average Market Price.

In the event that the Board determines Treasury Purchase Shares are to be issued at a discount to the Average Market Price, such discount will apply in respect of Treasury Purchase Shares, if any, until such time as the Board, in its sole discretion, determines to further change or eliminate the discount then applicable in respect of Treasury Purchase Shares. Participants will be notified of any further change by way of news release.

Withdrawal and Disposition of Plan Shares

Withdrawal of Plan Shares

Participants may withdraw some or all of their whole Plan Shares without terminating from the Plan by duly completing the withdrawal portion of the voucher located on the reverse of the Participant’s periodic statement of account and sending the completed voucher to the Plan Agent or by following the instructions online through the Plan Agent’s self-service web portal, Investor Centre, at www.investorcentre.com/auricogold. The Plan Agent will confirm such withdrawal in the next statement of account mailed to the Participant pursuant to the Section titled "Administration—Registration of Plan Shares and Issuance of Certificates or DRS Advices" following receipt of such request. On the withdrawal becoming effective, the Plan Agent will, in accordance with the Section titled "Administration—Statements of Account," send to the Participant a certificate or DRS Advice representing the specified number of whole Plan Shares held for the Participant’s account under the Plan which have been withdrawn. Dividends paid on remaining Plan Shares will continue to be invested in the Plan.

Beneficial holders of Common Shares who participate in the Plan must contact their Nominee who holds their Common Shares in order to withdraw their Common Shares from participation in the Plan.

Disposition of Plan Shares

Participants who wish to sell, pledge, hypothecate, assign, or otherwise dispose of or transfer all or any portion of their Plan Shares must withdraw such shares from the Plan in the manner specified in the Section titled "Withdrawal and Disposition of Plan Shares—Withdrawal of Plan Shares" prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

Participants may request to sell all or some of their Plan Shares by completing the withdrawal or termination portion of the voucher located on the reverse of the Participant’s periodic statement of account, and by sending such completed voucher to the Plan Agent. Alternatively, Participants may follow the instructions at the Plan Agent’s web portal at www.investorcentre.com/auricogold. Upon receipt of such a request, the Plan Agent will as soon as practicable arrange for the sale of such Common Shares through a registered broker-dealer selected by the Plan Agent from time to time, provided that written request for a termination sale of Plan Shares received later than 4:00 p.m. (Toronto time) on the fifth (5th) Business Day prior to a Dividend Record Date will not be processed until after the related Dividend Payment Date. Any requests for sale of whole Plan Shares without terminating participation in the Plan (i.e., withdrawals) will be processed as soon as practicable. The Participant will be charged brokerage commissions and transfer taxes, if any, which will be deducted from the cash proceeds of the sale to be paid to the Participant. Commissions charged on such sales will be charged at the rates charged from time to time by the registered broker-dealer. Plan Shares that are sold may be commingled with Plan Shares of other Participants to be sold on the open market and the sale price of such shares will be the average sale price of all Plan Shares commingled and sold on the same day. The Plan Agent can only sell shares acquired under the Plan.

Beneficial holders of Common Shares who participate in the Plan must contact their Nominee who holds their Common Shares in order to determine the procedures for the sale of their Plan Shares.

Plan Shares Remaining in Plan

If a Participant withdraws less than all of their Plan Shares, the participation of the Participant in the Plan will continue.

Resale Restrictions on Plan Shares

General

The following is a description of the potential resale restrictions which may be applicable to Plan Shares held by residents of Canada and the United States in the event that such Plan Shares are withdrawn from the Plan in accordance with the Section titled "—Withdrawal and Disposition of Plan Shares—Withdrawal of Plan Shares" or pursuant to any of the events described in the Section titled "—Termination of Enrollment." Certain conditions need to be satisfied prior to a trade in the Plan Shares.

The following description is not exhaustive and neither the Corporation nor the Plan Agent is responsible for providing advice on the resale restrictions applicable to a Participant in its jurisdiction of residence in respect of the Plan Shares. Participants are urged to consult a legal advisor in their jurisdiction of residence for a description of the resale restrictions applicable to Plan Shares held by the Participants.

Canada

Generally, in Canada, a trade in the Plan Shares (after issuance) will be exempt from the prospectus requirements of Canadian securities legislation if:

(a)	the Corporation is and has been a "reporting issuer" in any jurisdiction of Canada for the four months immediately preceding the trade;

(b)	the trade is not a "control distribution" as defined in the applicable Canadian securities legislation;

(c)	no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade;

(d)	no extraordinary commission or other consideration is paid to a person or company in respect of such trade; and

(e)	if the selling securityholder is an insider or officer of the Corporation, the selling securityholder has no reasonable grounds to believe that the Corporation is in default of securities legislation.

If such conditions have not been met, then the Plan Shares may not be sold or traded except pursuant to a prospectus or prospectus exemption available under applicable Canadian securities legislation, which is only available in limited circumstances. In addition, Plan Shares acquired by "control persons" (as defined under applicable Canadian securities legislation) will be subject to the resale restrictions applicable to all Common Shares held by such person.

United States

Plan Shares acquired by the Corporation’s “affiliates” (as that term is defined under the U.S. Securities Act), may only be resold in the United States pursuant to Rule 144 under the U.S. Securities Act, unless another exemption from the registration requirements under the U.S. Securities Act is available, such as Rule 903 of Regulation S under the U.S. Securities Act. "Affiliates" of the Corporation should consult their own legal advisors with respect to resales of Plan Shares. The registration requirements of the U.S. Securities Act do not restrict resales of Plan Shares by persons who are not “affiliates” of the Corporation, unless such persons could be deemed “underwriters” or “dealers” for purposes of the U.S. Securities Act.

Termination of Enrollment

Termination by Participant

Participants may terminate their participation in the Plan at any time by duly completing and signing the termination portion of the voucher located on the reverse of the Participant statement of account and sending such completed voucher to the Plan Agent by 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding the Dividend Record Date or by following the instructions at the Plan Agent’s Investor Centre web portal, at www.investorcentre.com/auricogold. On the termination becoming effective, the Plan Agent will, in accordance with the Section titled "—Administration—Registration of Plan Shares and Issuance of Certificates or DRS Advices," send to the Participant a certificate or DRS Advice representing all whole Plan Shares held for the Participant’s account under the Plan and a cheque in payment of the value (less any applicable withholding tax) of any fractional Plan Shares remaining in the Participant’s account, which will be paid (i) based on the closing price of Common Shares on the NYSE on the Trading Day immediately prior to the date of the cheque, or (ii) using the price obtained at the time of sale of Common Shares (including such fractional interest) which sale will occur on a comingled basis on the NYSE.

If a notice of termination is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date, the Participant’s account will not be closed, and the Participant’s enrollment in the Plan will not be terminated, until after the Dividend Payment Date to which that Dividend Record Date relates.

Death of a Participant

Participation in the Plan will be terminated automatically following receipt by the Plan Agent of appropriate evidence of the death of a Participant from such Participant’s duly appointed legal representative and written instructions to terminate such Participant’s participation in the Plan. Proof of the legal representative’s authority to act must accompany the evidence of death. On the termination becoming effective, the Participant’s account will be closed and the Plan Agent will, in accordance with the Section titled "—Administration—Registration of Plan Shares and Issuance of Certificates or DRS Advices," issue a certificate or DRS Advice representing all whole Plan Shares held for the Participant’s account under the Plan together with a cheque in payment of the value (less any applicable withholding tax) of any fractional Plan Shares remaining in the Participant’s account, which will be paid (i) based on the closing price of Common Shares on the NYSE on the Trading Day immediately prior to the date of the cheque, or (ii) using the price obtained at the time of sale of Common Shares (including such fractional interest) which sale will occur on a comingled basis on the NYSE. The certificate or DRS Advice and cheque will be issued in the name of the deceased Participant.

Requests for issuance of a share certificate or DRS Advice and/or a cash payment for a fractional Plan Share in the name of an estate must be accompanied by such appropriate documentation as may be requested by the Plan Agent and the Corporation.

If a notice of a Participant’s death is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date, the Participant’s account will not be closed, and the Participant’s enrollment in the Plan will not be terminated, until after the Dividend Payment Date to which that Dividend Record Date relates.

Termination by the Corporation

On a Participant’s participation in the Plan being terminated by the Corporation in the circumstances described under the Section titled "—Participation in the Plan—Restrictions," the Plan Agent will send to the Participant a certificate or DRS Advice representing all whole Plan Shares held for the Participant’s account under the Plan and a cheque in payment of the value (less any applicable withholding tax) of any fractional Plan Shares remaining in the Participant’s account, which will be paid (i) based on the closing price of Common Shares on the NYSE on the Trading Day immediately prior to the date of the cheque, or (ii) using the price obtained at the time of sale of Common Shares (including such fractional interest) which sale will occur on a comingled basis on the NYSE.

Administration

Registration of Plan Shares and Issuance of Certificates or DRS Advices

All Plan Shares purchased under the Plan for Participants other than CDS or DTC will be registered in the name of the Plan Agent or its nominee. This service protects against loss, theft or destruction of share certificates. The number of Plan Shares held by each such Participant under the Plan (less the Plan Shares which have previously been withdrawn from the Plan) will be shown on each statement of account provided under the Section titled "Administration—Statements of Account."

Certificates or DRS Advices for Plan Shares will only be issued to eligible Participants if the Plan is terminated by the Corporation, participation in the Plan is terminated by a Participant or by the Corporation, a Participant withdraws all or any portion of its Plan Shares from its account, or upon the death of the Participant. Certificates or DRS Advices will only be issued in the name of the applicable eligible Participant, or, in certain circumstances, Plan Shares may, where allowed for or permitted by applicable law and subject to the eligibility and participation by the Corporation, from time to time, in any applicable direct registration system, be electronically issued without a certificate as soon as practicable following the relevant event. No person shall be entitled to receive a certificate or DRS Advice, by way of electronic issuance or otherwise, for any fraction of a Plan Share.

Statements of Account

An account will be maintained by the Plan Agent for each Participant with respect to purchases of Plan Shares under the Plan for the account of such Participant. An unaudited statement regarding purchases under the Plan will be mailed on a quarterly basis to each Participant setting out, among other things, the number of Plan Shares purchased through the Plan, the applicable purchase price per Plan Share and the amount of any applicable withholding tax. These statements are a Participant’s continuing record of purchases of Plan Shares made on behalf of such Participant pursuant to the Plan and should be retained for income tax purposes.

Participant are responsible for calculating and monitoring their own adjusted cost base in Common Shares for Canadian federal income tax purposes, and for calculating and monitoring their own adjusted tax basis in Common Shares for U.S. federal income tax purposes, as certain averaging and other rules may apply and such calculations may depend on the cost of other Common Shares held by a Participant and certain other factors.

Beneficial Owners who are enrolled in the Plan through a Nominee may or may not be provided with such reports or forms from their Nominee.

No Liability of the Corporation and Plan Agent

Neither the Corporation nor the Plan Agent will be liable:

a)	for any act or omission to act, or will have any duties, responsibilities or liabilities except as expressly set forth in the Plan or required by law;

b)	for any contravention by any Participant of applicable securities laws with respect to its participation in the Plan or the acquisition or disposition of Plan Shares;

c)	in respect of the prices at which Plan Shares are purchased on behalf of Participants under the Plan or the timing of purchases made under the Plan;

d)	in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof;

e)	in respect of the involuntary termination of a Participant’s enrollment in the Plan in the circumstances described herein;

f)	in respect of any failure to terminate an individual Participant’s enrollment in the Plan upon such Participant’s death before receipt of actual notice of death; or

g)	in respect of income taxes or other liabilities payable by any Participant or Beneficial Owner in connection with their participation in the Plan.

Neither the Corporation nor the Plan Agent can assure a profit or protect against a loss on Plan Shares purchased under the Plan.

The Corporation and the Plan Agent shall have the right to reject any request regarding enrollment, withdrawal or termination from the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Corporation and/or the Plan Agent. The Corporation and the Plan Agent are under no obligation to notify any Shareholder of an invalid request.

Miscellaneous

Voting of Plan Shares

Whole Plan Shares held under the Plan by the Plan Agent for a Participant’s account on the record date for a vote of Shareholders will be voted in accordance with the instructions of the Participant, or its duly appointed proxy, given on a form to be furnished to the Participant. Plan Shares for which voting instructions are not received will not be voted. No voting rights will attach to any fractional Plan Shares held for a Participant’s account under the Plan.

Subdivisions, Consolidations, Rights Offerings or Stock Dividends

In the event of a subdivision, consolidation or similar pro rata change in the number of outstanding Common Shares into a greater or lesser number of Common Shares, the Plan Agent will proportionately credit or debit the account of each Participant maintained under the Plan according to the number of whole Common Shares held for the account of that Participant prior to the effective time of the subdivision, consolidation or similar change.

If the Corporation makes available to Shareholders any rights to subscribe for additional Common Shares or other securities, rights certificates will be forwarded to a Participant in the Plan in proportion to the number of whole Common Shares owned, including Plan Shares being held for the Participant by the Plan Agent. Such rights will not be made available for any fraction of a Common Share held for a Participant.

Any stock dividend paid by the Corporation or other entitlements (other than cash) to securities that a Participant may be eligible to receive as a direct consequence of being a Shareholder at the relevant time as determined by the Corporation, if any, will be credited to a Participant's account or, if not Common Shares, issued in certificate or DRS Advice form to the Participant, in each case based on whole Plan Shares being held for a Participant by the Plan Agent. The date of acquisition of such Common Shares or such other security will be the dividend payment date on which the stock dividend is paid or the applicable date of the issuance of securities, respectively, and any Common Shares, if any, so issued by the Corporation will be entitled to future dividend reinvestment in the same manner as other Plan Shares held in the Participant's account. Such stock dividend or other entitlement will not be made available for any fraction of a Common Share held for a Participant.

Amendment or Termination of the Plan

The Corporation reserves the right to amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of Participants. In the event that the Corporation amends the Plan, no written notice of any such amendment will be sent to Participants unless the interests of Participants are, in the opinion of the Corporation, materially prejudiced as a result of such amendment. Generally, no notice will be given to Participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. Where required, amendments to the Plan will be subject to the prior regulatory approvals, including those of stock exchanges.

In the event that the Corporation terminates the Plan, all Participants will be sent written notice of such termination and the Plan Agent will send to each Participant a certificate or DRS Advice for whole Plan Shares held for the Participant’s accounts under the Plan and a cheque for the value (less any applicable withholding tax) of any remaining fractional Plan Shares in such Participant’s account, which will be paid (i) based on the closing price of Common Shares on the NYSE on the Trading Day immediately prior to the date of the cheque, or (ii) using the price obtained at the time of sale of Common Shares (including such fractional interest) which sale will occur on a comingled basis on the NYSE. In the event that the Corporation terminates the Plan, no investment will be made by the Plan Agent on the Dividend Payment Date immediately following the effective date of such termination, and any cash dividends paid after the effective date of such termination that would, but for the termination, be reinvested under the Plan, will be remitted to Participants in the ordinary manner.

Assignment

A Participant may not assign the Participant’s right to participate in the Plan.

Rules

The Corporation may make rules and regulations to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable. Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation. The Corporation may also adopt rules and regulations concerning the establishment of Internet-based or other electronic mechanisms with respect to the enrollment in the Plan, the communication of information concerning the Plan to the Participants and any other aspects of the Plan.

Governing Law and Language

The Plan will be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein.

Notices and Correspondence

All notices or other documents required to be given to Participants under the Plan, including certificates or DRS Advices for Common Shares and cheques, shall be mailed to Participants who are Registered Shareholders at their addresses as shown in the register of Shareholders maintained by the registrar and transfer agent of the Corporation.

Notices or inquiries to the Plan Agent shall be sent, in the manner directed by the Plan or otherwise, as applicable, to:

By Telephone:	1-800-564-6253 (Toll Free – Canada and United States) or

1-514-982-7555 (Outside North America)

By Mail:	Computershare Trust Company of Canada
100 University Avenue, 8th Floor, North Tower
Toronto, Ontario M5J 2Y1
Attention: Dividend Reinvestment Department

Website:	www.investorcentre.com/service

Notices to the Corporation shall be sent to:

By Mail:	AuRico Gold Inc.
110 Yonge Street, Suite 1601
Toronto, Ontario M5C 1T4
Attention: Manager, Corporate Affairs

By Telephone:	1-647-260-8880

By Facsimile:	1-647-260-8881

Effective Date

The effective date of the Plan is June 10, 2013.

DESCRIPTION OF SHARE CAPITAL

The Corporation's authorized capital consists of an unlimited number of common shares without nominal or par value. As of June 7, 2013, 246,855,480 Common Shares were issued and outstanding.

Description of Common Shares

Each Common Share ranks equally with all other Common Shares with respect to dissolution, liquidation or winding-up of the Company and payment of dividends. The holders of Common Shares are entitled to one vote for each share of record on all matters to be voted on by such holders and are entitled to receive pro rata such dividends as may be declared by the directors of the Company out of funds legally available therefore and to receive pro rata the remaining property of the Company on dissolution. Common shares do not provide holders pre-emptive or conversion rights. The rights attaching to the Common Shares can only be modified by the affirmative vote of at least two-thirds of the votes cast at a meeting of shareholders called for that purpose.

Description of Shareholder Rights Plan

The Rights Plan provides a right to purchase Common Shares to all Shareholders. Initially, the rights are not exercisable. However, if a person or group proceeds with a take-over bid for 20% or more of the Corporation's Common Shares that does not meet the “permitted bid” criteria contained in the plan and the Rights Plan is triggered, the rights (other than those owned by the person or group making the bid) become exercisable for Common Shares at half the market price at the time of exercise, causing substantial dilution and making the take-over bid uneconomical.

LISTING

Listing Details

The outstanding Common Shares trade on the NYSE and the TSX under the symbol “AUQ.” The following tables set forth the reported high and low closing prices for the periods indicated:

New York Stock Exchange

Year	High	Low
October 14, 2008(1) – December 31, 2008	$5.75	$2.28
January 1, 2009 – December 31, 2009	$12.20	$4.59
January 1, 2010 – December 31, 2010	$12.02	$5.27
January 1, 2011 – December 31, 2011	$14.01	$7.20
January 1, 2012 – December 31, 2012	$10.12	$5.54

(1)AuRico listed on the NYSE on October 14, 2008. As a consequence, the 2008 NYSE trading data is limited to less than a full fiscal year.

Quarter	High	Low
April 1, 2011 – June 30, 2011	$10.99	$8.97
July 1, 2011 – September 30, 2011	$14.01	$9.40
October 1, 2011 – December 31, 2011	$10.93	$7.56
January 1, 2012 – March 31, 2012	$10.12	$8.39
April 1, 2012 – June 30, 2012	$9.29	$6.80
July 1, 2012 – September 30, 2012	$8.56	$5.54
October 1, 2012 – December 31, 2012	$8.46	$6.42
January 1, 2013 – March 31, 2013	$8.35	$6.02

Month	High	Low
December, 2012	$8.40	$7.28
January, 2013	$8.35	$6.92
February, 2013	$7.27	$6.21
March, 2013	$6.86	$6.02
April, 2013	$6.17	$4.60
May, 2013	$5.21	$4.28

Toronto Stock Exchange

(in Cdn$)

Year	High	Low
January 1, 2008 – December 31, 2008	$10.96	$2.95
January 1, 2009 – December 31, 2009	$12.80	$5.43
January 1, 2010 – December 31, 2010	$12.44	$5.47
January 1, 2011 – December 31, 2011	$13.90	$7.15
January 1, 2012 – December 31, 2012	$10.06	$5.49

Quarter	High	Low
April 1, 2011 – June 30, 2011	$10.63	$8.80
July 1, 2011 – September 30, 2011	$13.90	$9.82
October 1, 2011 – December 31, 2011	$11.11	$7.71
January 1, 2012 – March 31, 2012	$10.06	$8.52
April 1, 2012 – June 30, 2012	$9.91	$6.86
July 1, 2012 – September 30, 2012	$8.69	$5.49
October 1, 2012 – December 31, 2012	$8.49	$6.26
January 1, 2013 – March 31, 2013	$8.27	$6.17

Month	High	Low
December, 2012	$8.29	$7.22
January, 2013	$8.27	$6.96
February, 2013	$7.28	$6.32
March, 2013	$7.03	$6.17
April, 2013	$6.27	$4.74
May, 2013	$5.35	$4.40

EXPENSES

The estimated expenses in connection with the issuance and distribution of the Common Shares being offered are as follows:

SEC Registration Fee	$1,376
Stock Exchange Listing Fees	49,025
Agent Fees	8,000
Accounting Fees	15,000
Legal Fees	130,000
Total	$202,025

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following is a general description of the tax issues affecting Participants in the Plan based on the laws and administrative policies in effect on June 7, 2013. Shareholders should consult tax advisors in their country of residence about the tax consequences that will result from their participation in the Plan.

Certain Canadian Federal Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a Beneficial Owner of Common Shares (i) who is a Participant, or (ii) who is not a Registered Shareholder but who has instructed the CDS, DTC, or a Nominee, as the case may be, to be a Participant on behalf of such Beneficial Owner (a “Plan Participant”). This summary is of a general nature only, is not exhaustive of all possible Canadian tax considerations and is not intended to be legal or tax advice to any particular Plan Participant. As a Plan Participant, it is your responsibility to consult your own tax advisor on the tax consequences of participating in the Plan, including those tax considerations applicable in your country of residence.

This summary is based on the provisions of the Income Tax Act (Canada) (the “Act”) and the regulations thereunder, all specific proposals to amend the Act or the regulations publicly announced by the Minister of Finance (Canada), and the published administrative policies and practices of the Canada Revenue Agency (the “CRA”), all as of June 7, 2013. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, nor does it take into account provincial or territorial laws of Canada or the tax laws of any other country.

This summary assumes that all Common Shares held by a Plan Participant, including Common Shares acquired under the Plan, are held by the Plan Participant as capital property. Generally, the Common Shares will be considered to be capital property of a Plan Participant unless the Plan Participant holds the shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or the Plan Participant acquired the shares in one or more transactions considered to be part of an adventure or concern in the nature of trade. Certain Plan Participants who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to make the irrevocable election under subsection 39(4) of the Act to treat all of their “Canadian securities” (as defined in the Act) as capital property.

This summary does not address the Canadian federal income tax considerations applicable to a Plan Participant that is subject to special rules, such as: (i) a “specified financial institution” (as defined in the Act); (ii) a Plan Participant an interest in which is a “tax shelter investment” (as defined in the Act); (iii) for the purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules), a “financial institution” (as defined in the Act); (iv) a Plan Participant that has made a “functional currency” election under the Act to determine its Canadian tax results in a currency other than Canadian currency; or (v) a Plan Participant that has entered or will enter into a “derivative forward agreement” (as that term is defined in a proposed amendment to the Act contained in a Notice of Ways and Means motion that accompanied the Federal budget tabled by the Minister of Finance (Canada) on March 21, 2013) with respect to the Common Shares.

Canadian Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are or are deemed to be residents of Canada (each, a “Canadian Participant”).

Dividends

The reinvestment of cash dividends pursuant to the Plan does not relieve a Canadian Participant of any liability for income taxes that may otherwise be payable on such amounts. A Canadian Participant will be treated, for tax purposes, as having received, on each Dividend Payment Date, a taxable dividend equal to the full amount of the cash dividend payable on such date.

For example, in the case of a Canadian Participant who is an individual, dividends will be subject to the gross-up and tax credit rules contained in the Act, and, in the case of a Canadian Participant that is a “private corporation” or a “subject corporation” (both as defined in the Act), a refundable tax will apply to the amount of the dividend.

Acquisition of Common Shares at a Discount

The Corporation may, in its sole discretion, permit the issuance of Treasury Purchase Shares at a discount to the Average Market Price (the “Discounted Average Market Price”). Pursuant to the administrative position of the CRA, the acquisition of a Common Share by a Canadian Participant at the Discounted Average Market Price should not result in a taxable benefit for the purposes of the Act, provided that the Discounted Average Market Price is not less than 95% of the fair market value of the Common Share.

Capital Gains

A Canadian Participant may realize a capital gain (or loss) on the sale or exchange of whole and fractional Common Shares acquired through the Plan, equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base to the Canadian Participant of such Common Shares plus reasonable costs of disposition. The adjusted cost base of Common Shares owned by a Canadian Participant will be the average cost of all Common Shares held by a Canadian Participant, whether acquired through reinvesting dividends or otherwise acquired outside the Plan. The cost of a Common Share credited to a Canadian Participant’s account pursuant to the Plan will be equal to the Average Market Price (or Discounted Average Market Price, if applicable) of such Common Share, calculated in the manner described in the Sections titled "Purchase of Common Shares Under the Plan – Price of Market Purchase Shares" and "Purchase of Common Shares Under the Plan – Price of Treasury Purchase Shares," as applicable.

One-half of any capital gain (a “taxable capital gain”) realized by a Canadian Participant on a disposition of Common Shares must be included in the Canadian Participant’s income for the year of disposition. One-half of any capital loss (an “allowable capital loss”) generally must be deducted by the holder against taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Act. A Canadian Participant that is throughout the relevant taxation year a “Canadian- controlled private corporation” (as defined in the Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Act) for the year which will include an amount in respect of taxable capital gains. If the Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such Common Shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares. Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

Termination of Participation

When a Canadian Participant’s participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant will receive a cash payment equal to the value of any fractional Common Share interest remaining in the Canadian Participant’s account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above under the heading “—Canadian Participants—Dividends”.

Alternative Minimum Tax

For the purpose of calculating the alternative minimum tax liability of a Canadian Participant who is an individual, the actual amount of dividends received (exclusive of the gross-up) and 80% of capital gains are included in the “adjusted taxable income” (as defined in the Act) of that Canadian Participant.

Non-Resident Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are not and are not deemed to be residents of Canada (each, a “Non-Resident Participant”).

Dividends

Any dividends paid or credited to the Plan Agent in respect of a Non-Resident Participant’s Common Shares will be subject to a non-resident withholding tax. Under the Act, the rate of withholding tax on dividends is 25%. This rate may be subject to reduction under the provisions of an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Participant is resident. For example, under the provisions of the Canada-United States Income Tax Convention, 1980 (the “Canada-US Treaty”), where the Non-Resident Participant is a US resident, is fully entitled to the benefits of the Canada-US Treaty, and does not maintain a “permanent establishment” or “fixed base” in Canada (each within the meaning of the Canada-US Treaty) to which Common Shares are attributable, the rate of Canadian withholding tax will generally not exceed 15% of the gross dividend amount.

Dividends paid on the Common Shares to a Non-Resident Participant will generally be reduced by Canadian withholding tax before reinvestment.

Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares held in their Plan account in their respective countries of residence.

Capital Gains

A Non-Resident Participant is not subject to Canadian income tax under the Act for any capital gain realized on the sale or deemed disposition of Common Shares unless such shares are “taxable Canadian property” (as defined in the Act). So long as the Common Shares are listed on a designated stock exchange (which currently includes the TSX and the NYSE) at the time of disposition, Common Shares acquired through the Plan generally will not be taxable Canadian property of a Non-Resident Participant unless:

a)

at any time during the 60-month period immediately preceding the disposition, 25% or more of the issued shares of any class of the Corporation’s capital stock belonged to the Non-Resident Participant and/or persons with whom the Non-Resident Participant did not deal at arm’s length and more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties and options in respect of, or interests in, or for civil law rights in, any such properties;

b)	the Common Shares are used by the Non-Resident Participant in carrying on business in Canada; or

c)	the Common Shares are otherwise deemed by a provision of the Act to be taxable Canadian property of the Non-Resident Participant.

Where Common Shares represent taxable Canadian property of the Non-Resident Participant, any capital gain realized on a disposition or deemed disposition of the Common Shares will be subject to taxation in Canada, except as otherwise provided in any applicable income tax treaty or convention between Canada and the country in which the Non-Resident Participant is resident.

Termination of Participation

When a Non-Resident Participant’s participation in the Plan is terminated by the Non-Resident Participant or the Corporation or when the Plan is terminated by the Corporation, the Non-Resident Participant will receive a cash payment of the value of any fractional Common Share interest remaining in the Non-Resident Participant’s account. A deemed dividend, subject to Canadian withholding tax, may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share. A deemed dividend is treated in the manner described above under the heading “—Non-Resident Participants—Dividends”.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain United States federal income tax considerations relating to participation in the Plan by U.S. Participants (as defined below) that hold our Common Shares, acquired pursuant to the Plan, as capital assets (generally, property held for investment). For purposes of this discussion, a “U.S. Participant” generally means a beneficial owner of our Common Shares enrolled in the Plan that is, for United States federal income tax purposes, any of the following:

  a citizen or individual resident of the United States;

  a corporation, or other entity treated as a corporation for United States federal income tax purposes, created in, or organized under the laws of, the United States, any state thereof or the District of Columbia;

  an estate whose income is subject to United States federal income tax regardless of its source; or

  a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person under applicable Treasury regulations.

THIS DISCUSSION IS INCLUDED HEREIN AS GENERAL INFORMATION ONLY. ACCORDINGLY, PROSPECTIVE U.S. PARTICIPANTS IN THE PLAN ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO PARTICIPATION IN THE PLAN.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, United States Treasury regulations promulgated under the Code, judicial opinions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect as of the date hereof, and any of which are subject to change (possibly with retroactive effect), or differing interpretations, so as to result in United States federal income tax consequences different from those discussed herein. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular U.S. Participant in light of that U.S. Participant’s individual circumstances, nor does it address any aspects of United States federal estate and gift, state, local, or non-United States taxes or the 3.8% tax imposed on certain net investment income. This discussion does not apply, in whole or in part, to particular U.S. Participants in light of their individual circumstances or to participants subject to special treatment under the United States federal income tax laws, such as:

  insurance companies;

  tax-exempt organizations (including private foundations);

  banks and other financial institutions;

  brokers or dealers in securities or currencies;

  regulated investment companies;

  real estate investment trusts;

  passive foreign investment companies;

  entities or arrangements treated as partnerships for United States federal income tax purposes;

  U.S. Participants that hold, or will hold, our Common Shares as part of a straddle, hedge, appreciated financial position, conversion transaction or other risk reduction strategy;

  persons that hold an interest in an entity that holds, or will hold, the Common Shares;

  persons liable for alternative minimum tax;

  persons that have a “functional currency” other than the United States dollar;

  persons that generally mark their securities to market for United States federal income tax purposes;

  persons that own, or have owned, directly, indirectly or constructively, 10% or more of our common stock (by vote or value) for United States federal income tax purposes; and

  United States expatriates.

We are not seeking a legal opinion from United States legal counsel or a ruling from the IRS regarding any of the matters discussed herein. This discussion is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this discussion. In addition, because the authorities on which this discussion is based are subject to various interpretations, the IRS, and a court, could disagree with one or more of the conclusions described herein.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) participates in the Plan, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any such partner or partnership should consult its tax advisor as to the particular United States federal income tax considerations relating to participation in the Plan.

Tax Considerations Relating to Dividend Reinvestment

In the case of a Treasury Purchase, a U.S. Participant generally will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to the fair market value on the applicable Dividend Payment Date of the Common Shares purchased with reinvested dividends plus the amount of any Canadian withholding tax withheld therefrom. The fair market value of the Common Shares purchased from the Corporation on the applicable Dividend Payment Date may be higher or lower than the price used to determine the number of Common Shares so purchased pursuant to the Plan. In the case of a Market Purchase, a U.S. Participant generally will be treated as receiving a distribution for United States federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by the Corporation (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions, fees, transaction costs or other related charges paid by the Corporation that are allocable to the Plan Agent’s purchase of Common Shares on behalf of such U.S. Participant. The amount of any such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) generally will be such U.S. Participant’s tax basis in the Common Shares purchased. A U.S. Participant’s holding period for these Common Shares will begin on the day following the date of purchase.

Any distribution to a U.S. Participant described in the preceding paragraph generally will be subject to United States federal income tax in the same manner as cash distributions described below. See “—Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares—Distributions on Common Shares; —Backup Withholding Tax and Information Reporting.”

If United States backup withholding tax applies to any dividends paid that are to be reinvested in Common Shares, the number of Common Shares credited to a U.S. Participant’s account will be reduced as a result of such backup withholding tax. See “—Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares—Backup Withholding Tax and Information Reporting.”

Tax Considerations Relating to the Acquisition, Ownership and Disposition of Common Shares

Distributions on Common Shares

In general, subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of any distribution made to a U.S. Participant on Common Shares (including amounts withheld to pay Canadian withholding taxes) will constitute a dividend for United States federal income tax purposes to the extent paid out of the Corporation’s current or accumulated earnings and profits, as determined for United States federal income tax purposes. To the extent the amount of such distribution exceeds the Corporation’s current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of such U.S. Participant’s tax basis in such Common Shares and thereafter will be treated as gain from the sale or exchange of such Common Shares. The Corporation does not intend to calculate its earnings and profits under United States federal income tax rules. Accordingly, U.S. Participants should expect that a distribution generally will be treated as a dividend for United States federal income tax purposes.

The amount of any dividend paid to a U.S. Participant in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will be includible in income in a United States dollar value amount by reference to the exchange rate between the United States dollar and the Canadian dollar in effect on the date of receipt of such dividend by the U.S. Participant (or the Plan Agent on behalf of the U.S. Participant), regardless of whether the Canadian dollars so received are in fact converted into United States dollars. If the Canadian dollars so received are converted into United States dollars on the date of receipt, such U.S. Participant generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars so received are not converted into United States dollars on the date of receipt, such U.S. Participant generally will have a tax basis in such Canadian dollars equal to the United States dollar value of such Canadian dollars on the date of receipt. Such tax basis will be used to measure gain or loss from a subsequent conversion or other disposition of the Canadian dollars. Any gain or loss on a subsequent conversion or other taxable disposition of such Canadian dollars generally will be treated as ordinary income or loss to such U.S. Participant and generally will be income or loss from sources within the United States for United States foreign tax credit purposes.

Subject to the PFIC rules discussed below, distributions on Common Shares to certain non-corporate U.S. Participants that are treated as dividends may be taxed at preferential rates. Such dividends will not be eligible for the “dividends received” deduction ordinarily allowed to corporate shareholders with respect to dividends received from United States corporations.

Distributions on Common Shares that are treated as dividends generally will constitute income from sources outside the United States and generally will be categorized for United States foreign tax credit purposes as “passive category income.” A U.S. Participant may be eligible to elect to claim a United States foreign tax credit against its United States federal income tax liability, subject to applicable limitations and holding period requirements, for Canadian tax withheld, if any, from distributions received in respect of the Common Shares. A U.S. Participant that does not elect to claim a United States foreign tax credit may instead claim a deduction for Canadian tax withheld, but only for a taxable year in which the U.S. Participant elects to do so with respect to all non-United States income taxes paid or accrued in such taxable year. The rules relating to United States foreign tax credits are very complex, and each U.S. Participant should consult its tax advisor regarding the application of such rules.

Sale, Exchange or Other Taxable Disposition of Common Shares

A U.S. Participant generally will recognize gain or loss for United States federal income tax purposes upon the sale, exchange or other taxable disposition of the Common Shares and when it receives cash payments for fractional shares credited to its account on exiting from the Plan or otherwise. The amount of gain or loss will equal the difference, if any, between the amount realized on the sale, exchange or other taxable disposition and such U.S. Participant’s adjusted tax basis in its Common Shares. Subject to the PFIC rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain (currently taxable at a reduced rate for non-corporate U.S. Participants) or loss if, on the date of the sale, exchange or other taxable disposition, the Common Shares or fraction thereof was held by such U.S. Participant for more than one year. The deductibility of capital losses is subject to limitations. Such gain or loss generally will be sourced within the United States for United States foreign tax credit purposes.

Passive Foreign Investment Company Rules

A foreign corporation will be considered a PFIC, for any taxable year in which (1) 75% or more of its gross income is “passive income” or (2) 50% or more of the average quarterly value of its assets produce (or are held for the production of) “passive income.” For this purpose, “passive income” generally includes, among other things, interest, dividends, rents, royalties, certain gains from the sale of stock and securities and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of a trade or business.

Based on the nature of its anticipated income, assets and activities, the Corporation currently anticipates that it will qualify for the active commodities business exclusion and that it will not be treated as a PFIC for the current taxable year or in the foreseeable future. However, the determination as to whether the Corporation is a PFIC for any taxable year is based on the application of complex United States federal income tax rules, including the active commodities exclusion, which are subject to differing interpretations, and is not determinable until after the end of such taxable year. Because of the above described uncertainties, there can be no assurance that the IRS will not challenge the determination made by the Corporation concerning its PFIC status or that the Corporation will not be a PFIC for any taxable year. If the Corporation is classified as a PFIC in any year a U.S. Participant owns the Common Shares, certain adverse tax consequences could apply to such U.S. Participant. Certain elections may be available (including a mark-to-market election) to U.S. Participants that may mitigate some of the adverse consequences resulting from the Corporation’s treatment as a PFIC. U.S. Participants should consult their tax advisors regarding the application of the PFIC rules to their participation in the Plan and whether to make an election or protective election.

Backup Withholding Tax and Information Reporting

In general, information reporting requirements will apply to payments of dividends, as well as on proceeds from the sale, exchange or other taxable disposition of the Common Shares paid within the United States (and in certain cases, outside the United States) to U.S. Participants other than certain exempt recipients (such as corporations). In addition, backup withholding may apply to such amounts if a U.S. Participant fails to furnish a correct Taxpayer Identification Number on IRS Form W-9 (or substitute IRS Form W-9) or otherwise fails to comply with applicable requirements. Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Participant’s United States federal income tax liability, provided that certain required information is furnished to the IRS in a timely manner.

Certain U.S. Participants are required to report information relating to an interest in the Common Shares, subject to exceptions (including an exception for Common Shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with its tax return for each year in which it held an interest in the Common Shares. U.S. Participants should consult their tax advisors regarding information reporting requirements relating to their participation in the Plan.

LEGAL MATTERS

The validity of the Common Shares offered by this prospectus will be passed upon for us by Norton Rose Fulbright Canada LLP.

EXPERTS

The consolidated financial statements as at December 31, 2012, incorporated by reference into this prospectus, and the effectiveness of the Corporation's internal control over financial reporting have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements have been incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

Certain information relating to our mineral reserves and resources included in the documents incorporated by reference into this prospectus has been prepared by Chris Bostwick, Jeffrey Volk, Chris Sharpe, Gordon Skrecky, Harold Bent, Jarek Jakubec, Christopher Elliott, Pacifico Corpuz, Andrew Jennings, Andrew Witte, and Kenneth Major, and has been included in reliance upon each such person’s authority as an expert.

As of the date of this prospectus, none of the aforementioned persons owns an amount of Common Shares in the Corporation that is material to that person, or has a material, direct or indirect economic interest in the Corporation.

PART II – INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 8. Indemnification of Directors and Officers

Under the OBCA, the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, on the condition that (i) such individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request; and (ii) if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Registrant shall not indemnify the individual, unless the individual had reasonable grounds for believing that his or her conduct was lawful.

Further, the Registrant may, with the approval of a court, indemnify an individual in respect of an action by or on behalf of the Registrant or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the Registrant or other entity as a director or officer, a former director or officer, an individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if he or she fulfills conditions (i) and (ii) above. Such individuals are entitled to indemnification from the Registrant as a matter of right provided the individual seeking an indemnity: (A) was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (B) fulfills conditions (i) and (ii) above.

In accordance with the OBCA, the by-laws of the Registrant indemnify a director or former director, an officer or former officer, an individual who acts or acted at the Registrant’s request as a director or officer of a body corporate or an individual acting in a similar capacity of another entity, or the respective heirs and legal representatives of each of the persons previously designated against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, which that indemnified person reasonably incurs in respect of any civil, criminal or administrative, investigative or other proceeding to which that indemnified person is made a party by reason of being or having been a director or officer of the Registrant or of a body corporate or by reason of having acted in a similar capacity for an entity if:

(a)	the indemnified person acted honestly and in good faith with a view to the best interests of the Registrant or as the case may be, to the interest of the other entity; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnified person had reasonable grounds for believing the conduct was lawful.

The Registrant maintains directors and officers liability insurance which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws of the Registrant and the OBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

          The following exhibits have been filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Dividend Reinvestment Plan
5.1	Opinion of Norton Rose Fulbright Canada LLP as to the legality of the securities being registered
8.1	Opinion of Norton Rose Fulbright Canada LLP regarding tax matters (included in Exhibit 5.1)
23.1	Consent of KPMG LLP
23.2	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1)
23.3	Consent of Chris Bostwick
23.4	Consent of Jeffrey Volk
23.5	Consent of Chris Sharpe
23.6	Consent of Gordon Skrecky
23.7	Consent of Harold Bent
23.8	Consent of Jarek Jakubec
23.9	Consent of Christopher Elliott
23.10	Consent of Pacifico Corpuz
23.11	Consent of Andrew Jennings
23.12	Consent of Andrew Witte
23.13	Consent of Kenneth Major
24.1	Powers of Attorney (contained on the signature pages of this Registration Statement)

Item 10. Undertakings

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Country of Canada, on this June 10, 2013.

AURICO GOLD INC.

By:	/s/ Trent Mell
Name:	Trent Mell
Title:	Executive Vice President,
Corporate Affairs

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors hereby constitutes and appoints Scotty Perry and Robert Chausse, or any of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this Registration Statement on Form F-3, including any and all amendments, exhibits and supplements thereto, with any regulatory authority, granting unto the said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-3 has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Title	Date

/s/ Scott Perry	Director, Chief Executive Officer	June 10, 2013
Scott Perry	and President (Principal Executive Officer)

/s/ Robert Chausse	Executive Vice President and Chief Financial	June 10, 2013
Robert Chausse	Officer (Principal Financial Officer and
Principal Accounting Officer)

/s/ Colin Benner	Executive Chairman of the Board	June 10, 2013
Colin Benner

/s/ Mark Daniel	Director	June 10, 2013
Mark Daniel

/s/ Richard Colterjohn	Director	June 10, 2013
Richard Colterjohn

/s/ Joseph Spiteri	Director	June 10, 2013
Joseph Spiteri

/s/ Alan Edwards	Director	June 10, 2013
Alan Edwards

/s/ Ronald Smith	Director and Interim Chairman	June 10, 2013
Ronald Smith

/s/ Patrick Downey	Director	June 10, 2013
Patrick Downey

/s/ Luis Chavez	Director	June 10, 2013
Luis Chavez

EXHIBIT INDEX

Exhibit No.	Description

4.1	Dividend Reinvestment Plan

5.1	Opinion of Norton Rose Fulbright Canada LLP as to the legality of the securities being registered

8.1	Opinion of Norton Rose Fulbright Canada LLP regarding tax matters (included in Exhibit 5.1)

23.1	Consent of KPMG LLP

23.2	Consent of Norton Rose Fulbright Canada LLP (included in Exhibit 5.1)

23.3	Consent of Chris Bostwick

23.4	Consent of Jeffrey Volk

23.5	Consent of Chris Sharpe

23.6	Consent of Gordon Skrecky

23.7	Consent of Harold Bent

23.8	Consent of Jarek Jakubec

23.9	Consent of Christopher Elliott

23.10	Consent of Pacifico Corpuz

23.11	Consent of Andrew Jennings

23.12	Consent of Andrew Witte

23.13	Consent of Kenneth Major

24.1	Powers of Attorney (contained on the signature pages of this Registration Statement)

AUTHORIZED REPRESENTATIVE

          Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of AuRico Gold Inc., in the City of Toronto, on June 10, 2013.

AURICO GOLD (USA) INC.
(Authorized Representative)

By: /s/ Scott Perry
Name: Scott Perry
Title: Director, Chief Executive Officer and President